Exhibit 99.3

Contact:	Sitrick and Company
Sandra Sternberg
Maya Pogoda
Thomas S. Mulligan
310-788-2850

WCI Receives Approval on Package of Relief that Assures Continued,

Uninterrupted Operations

Immediate Use of $50 Million in Cash Collateral is Approved

Bonita Springs, Florida – August 5, 2008 — WCI Communities, Inc. (OTC: WCIMQ), a leading developer, builder and seller of luxury homes and tower units, announced today that Chief Judge Kevin J. Carey, of the U.S. Bankruptcy Court in Wilmington, Delaware, has approved a package of relief designed to facilitate and ensure the continued and uninterrupted operation of WCI's business, as requested. Importantly, the Court assured current and prospective homebuyers that WCI's Chapter 11 proceedings would not impact their rights or create any unexpected risks by, among other things:

•	Authorizing WCI to deliver clear title to homes and tower residences at closing;

•	Authorizing and directing all closing agents and title companies to make all required closing payments and distributions;

•	Authorizing the issuance of required title insurance policies;

•	Determining that deposits and other funds received and held in trust were not subject to the bankruptcy and are to be applied only according to the parties' agreements and applicable law; and

•	Providing for the satisfaction of any liens and implementing procedures to resolve disputes that should minimize the need for further court intervention.

“The Company has worked very hard to formulate the special relief it would need so that its transition into Chapter 11 would have no impact on past, present or future customers,” said Thomas Lauria of White & Case, WCI’s counsel in the Chapter 11 case.

The Court's orders also permit WCI to continue supporting the operations of Prudential Florida Realty, and its WCI Mortgage venture, neither of which has sought Chapter 11 relief. In addition, WCI may continue to provide all recreational amenities and club-related services at existing projects, performing ongoing warranty obligations and honoring all customer incentive programs.

The Court also authorized the payment of all employee wages and benefits, including the payment of all compensation and commissions earned by brokers.

“Our workforce is our most valuable and irreplaceable asset,” said David L. Fry, interim president and CEO. "For this process to succeed as it should, we need to make sure that our team receives all required payments and ongoing benefits."

As a final matter, the Court approved the Company's agreement with its senior lenders to obtain immediate access to approximately $50 million of cash on hand.

“This will provide sufficient liquidity to run the business until the Company can finalize a deal for a new debtor-in-possession credit facility, which we expect to ask the Court to approve on August 27,” Mr. Lauria told the Court at the hearing.

About WCI Communities, Inc.

WCI is a fully integrated homebuilding and real estate services company with more than 50 years experience in the design, construction and operation of leisure-oriented, amenity rich master-planned communities. It has operations in Florida, New York, New Jersey, Connecticut, Massachusetts, Virginia and Maryland. The company directly employs approximately 1,800 people, as well as approximately 1,800 sales representatives as independent contract employees.

Forward Looking Statement Disclaimer

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company's ability to operate its business while in Chapter 11 proceedings, anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI's ability to compete as a going concern in real estate markets where we conduct business; WCI’s ability to obtain court approval with respect to motions in the chapter 11 proceeding prosecuted by it from time to time; the ability of WCI to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for WCI to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; WCI’s ability to obtain and maintain normal terms with vendors and service providers; WCI’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on WCI’s liquidity or results of operations; the ability of the WCI to fund and execute its business plan; the ability of WCI to attract, motivate and/or retain key executives and associates; WCI's ability to maintain or increase historical revenues and profit margins; WCI's ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; availability of labor and materials and material increases in insurance, labor and material costs; increases in interest rates and availability of mortgage financing; the ability of prospective residential buyers to obtain mortgage financing due to tightening credit markets, appraisal problems or other factors; increases in construction and homeowner insurance and availability of insurance, the continuing negative buyer sentiment and erosion of consumer confidence; the negative impact of claims for contract rescission or increasing cancellation rates by contract purchasers; adverse legislation or regulations;

adverse legal proceedings; the ability to retain employees; changes in generally accepted accounting principles; natural disasters; adverse weather conditions; and changes in general economic, real estate and business conditions and other factors over which the company has little or no control. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.